Exhibit 99.4

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO CLOSES SALE OF 50 PERCENT STAKE

IN ALL OF ITS GULF OF MEXICO ASSETS

                HOUSTON, TX — May 31, 2006 — Pogo Producing Company (NYSE: PPP) today announced that it has closed the previously announced sale of an undivided 50 percent interest in each of Pogo’s Gulf of Mexico oil and gas leasehold interests to Mitsui & Co., Ltd., Mitsui & Co. (U.S.A.), Inc. and Mitsui Oil Exploration Co., Ltd. (together “Mitsui”) for $500 million, subject to customary purchase price adjustments.  Proceeds from the sale have been used to reduce the outstanding indebtedness recently incurred in funding the acquisition of Latigo Petroleum, Inc. (“Latigo”), which closed on May 2, 2006.

                “We are pleased with the timely closing of the Mitsui transaction. It represents another significant step in our stated strategy to grow Pogo’s onshore North American presence,” said Paul G. Van Wagenen, Chairman and Chief Executive Officer of Pogo. “We are committed to enhancing the company’s value and believe that our strategy will also reduce our offshore risks.”

                As previously announced, on a pro forma basis, the sale of 50 percent interest in Pogo’s Gulf of Mexico assets and the nearly simultaneous acquisition of Latigo’s oil and gas assets in the Permian Basin and Texas panhandle are expected to:

•                  increase Pogo’s total proven oil and gas reserves by more than six percent to 2,174 billion cubic feet of natural gas equivalent;

•                  extend Pogo’s indicated reserves life to over 10 years;

•                  add over 400 development and exploration drilling locations to Pogo’s inventory; and

•                  complement an existing core operating area for Pogo with the addition of a significant amount of underdeveloped acreage.

                The company expects to record a pre-tax gain in the second quarter from the sale of approximately $300 million. Additionally, Pogo expects to incur a pre-tax non-cash charge of approximately $10 million to $15 million related to certain of Pogo’s current Gulf of Mexico hedges which no longer qualify for hedge accounting treatment.

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Pogo Producing Company explores for, develops and produces oil and natural gas.  Headquartered in Houston, Pogo owns approximately 4,000,000 gross leasehold acres in major oil and gas provinces in North America, 3,119,000 acres in New Zealand and 1,480,000 acres in Vietnam.  Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

                Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to, among other things, the offering of the notes and the use of proceeds therefrom. Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the SEC.  Pogo disclaims any responsibility to update these forward-looking statements.